Exhibit 10.25

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) are the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ROYALTY AGREEMENT

between

LUMIRADX LIMITED

and

USB FOCUS FUND LUMIRADX 2A, LLC

and

USB FOCUS FUND LUMIRADX 2B, LLC

and

PACIFIC PREMIER TRUST CUSTODIAN FBO WILLARD L. UMPHREY ROTH IRA

and

PACIFIC PREMIER TRUST CUSTODIAN FBO LEON OKUROWSKI ROTH IRA

and

PEAR TREE PARTNERS, L.P.

27 April, 2022

TABLE OF CONTENTS

		Page Nos.

1.	DEFINITIONS AND INTERPRETATION	3
2.	PAYMENT OF THE INVESTED AMOUNT	12
3.	ROYALTY PAYMENT	13
4.	REPORTS	17
5.	AUDIT	18
6.	CLOSING	19
7.	WARRANTIES	20
8.	CONFIDENTIALITY	21
9.	ANNOUNCEMENTS	23
10.	NOTICES	24
11.	FURTHER ASSURANCES	24
12.	COSTS, EXPENSES AND TAXES	24
13.	ASSIGNMENT	25
14.	VARIATION	25
15.	RIGHTS OF THIRD PARTIES	25
16.	ENTIRE AGREEMENT	25
17.	REMEDIES	26
18.	WAIVER	26
19.	SEVERANCE	26
20.	COUNTERPARTS AND DUPLICATES	26
21.	GOVERNING LAW AND JURISDICTION	27
SCHEDULE 1 - INITIAL INVESTED AMOUNT
SCHEDULE 2 - SUBSEQUENT INVESTMENT NOTICE

ii

This royalty agreement (the “Agreement”) is entered into on 27 April 2022.

BETWEEN

(1)

LUMIRADX LIMITED, an exempted company with limited liability incorporated in the Cayman Islands under company number 314391 whose registered office is at Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands (the “Company”);

(2)	USB FOCUS FUND LUMIRADX 2A, LLC, a Delaware limited liability company, whose registered office is at 55 Old Bedford Road, Lincoln, Massachusetts 01773 (“Focus Fund I”);

(3)	USB FOCUS FUND LUMIRADX 2B, LLC, a Delaware limited liability company, whose registered office is at 55 Old Bedford Road, Lincoln, Massachusetts 01773 (“Focus Fund II”);

(4)	PACIFIC PREMIER TRUST CUSTODIAN FBO WILLARD L. UMPHREY ROTH IRA (the “Umphrey Vehicle”);

(5)	PACIFIC PREMIER TRUST CUSTODIAN FBO LEON OKUROWSKI ROTH IRA (the “Okurowski Vehicle” and, collectively with Focus Fund I, Focus Fund II, and the Umphrey Vehicle, the “Investors”); and

(6)

PEAR TREE PARTNERS, L.P., a Delaware limited partnership, whose registered office is at 55 Old Bedford Road, Lincoln, Massachusetts 01773, in its capacity as the Investor Representative hereunder (“PTP”);

each a “Party” and together the “Parties”.

WHEREAS

(A)	The Company is engaged in the research, development and commercialization of a novel proprietary point-of-care diagnostic platform (the “LumiraDx POC Platform”).

(B)

The Company proposes to manufacture up to 20,000 additional New Instruments (as defined herein) and the Investors have agreed to make an investment in the Company in an amount equal to the Invested Amount (as defined herein) to enable the Company to manufacture such New Instruments.

(C)

In consideration of the Investors paying such Invested Amount to the Company on the terms set forth herein, the Company desires to pay to the Investors a royalty on the sale of Test Strips (as defined herein) used in such New Instruments under the terms and subject to the conditions set forth herein.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“$” or “US Dollars” means United States dollars, being the lawful currency for the time being of the United States of America;

“Additional Royalty Shortfall” means an amount, expressed in US Dollars, equal to:

a)	for the purposes of Clause 3.5(a), the product of the Initial True Up Shares and the Initial Share Price Difference; and

b)	for the purposes of Clause 3.10(a), the product of the applicable Subsequent True Up Shares and the applicable Subsequent Share Price Difference;

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or, to the extent applicable, a Family Relative of such Person. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to elect the board of directors or management board, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing;

“Allocated” has the meaning set out in Clause 2.6;

“Applicable Law” means, with respect to any Person, all Laws, rules, regulations and orders of governmental authorities applicable to such Person or any of its properties or assets;

“Articles of Association” means the articles of association of the Company in force from time to time;

“Board” means the board of directors for the time being of the Company or a committee of such board duly authorized to act on behalf of such board;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London and New York City for the transaction of normal banking business;

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property by that Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person;

“Common Shares” means the common shares of US$0.0000028 each in the share capital of the Company, listed under the trading symbol “LMDX” on The Nasdaq Global Market and having the rights set out in the Articles of Association;

“Company” has the meaning set forth in recital (1);

“Company Account” means:

ABA Routing Number:	[***]

Beneficiary Account Name:	[***]

SWIFT Code:	[***]

Beneficiary Account Number:	[***]

Bank Name & Address:	[***]

“Company Group” means the Company and each of its Subsidiaries and Subsidiary Undertakings;

“Confidential Information” means any and all technical and non-technical non-public information provided by either Party to the other (including, without limitation, the Royalty Reports, the Royalty Records and any notices or other information provided pursuant to

Clauses 4 and 5), either directly or indirectly, and including any materials prepared on the basis of such information, whether in graphic, written, electronic or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s technology, products and services, and any business, financial or customer information relating to a Party. The existence and terms of this Agreement and the Placement Agent Agreement shall be deemed the Confidential Information of both Parties;

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable (other than by endorsements of instruments in the course of collection);

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LMDX <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day up to and including the final closing print (which is indicated by “Condition Code 6” in Bloomberg) (or, if such volume-weighted average price is unavailable, the market value of one Common Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session;

“Equity Interests” means, with respect to any Person, collectively, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto); provided, however, that Indebtedness convertible into Equity Interests (or into any combination of cash and Equity Interests based on the value of such Equity Interests) shall not constitute Equity Interests unless and until (and solely to the extent) so converted into Equity Interests;

“Excluded Jurisdictions” means any country other than [***];

“Expenses” has the meaning set out Clause 12.1;

“Extended Initial Royalty Expiry Date” has the meaning set forth in Clause 3.5(a);

“Extended Subsequent Royalty Expiry Date” has the meaning set forth in Clause 3.10(a);

“Family Relative” means, with respect to any Person, such Person’s spouse, civil partner, parents, children, step-children, siblings, mother-in-law, father-in-law, brothers and sisters-in-law, whether by blood, marriage or adoption;

“Focus Fund I” has the meaning set forth in recital (2);

“Focus Fund II” has the meaning set forth in recital (3);

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of assets, properties, services or rights; (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of properties, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) any obligations in respect of any Capital Lease of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) all indebtedness referred to in clauses (a) through (g) above of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in assets or properties (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Persons; and (i) all Contingent Obligations of such Person;

“Independent Accountant” has the meaning set forth in Clause 5.1;

“Initial Closing” means the occurrence of the actions set out in Clause 6.2 on the Initial Closing Date;

“Initial Closing Date” means the date of this Agreement (being 27 April 2022, or such other date as may be agreed by the Company and the Investor Representative);

“Initial Invested Amount” has the meaning set forth in Clause 2.1(a);

“Initial Market Share Price” means the simple average of the Daily VWAP for the twenty (20) VWAP Trading Days immediately following the Initial Royalty Expiry Date;

“Initial New Instruments” means ten thousand four hundred and forty (10,440) New Instruments, being the estimated number of New Instruments to be Allocated with the Initial Invested Amount for the purposes of this Agreement;

“Initial Royalty Expiry Date” means the date that falls three (3) years after the Initial Closing Date;

“Initial Royalty Payment” has the meaning set out forth in Clause 3.1 and “Initial Royalty Payments” shall be construed accordingly

“Initial Royalty Shortfall” means the difference, in US Dollars, between the Initial Target Return and the Total Initial Royalty Payments;

“Initial Share Price Difference” means an amount equal to the Minimum Share Price minus the Initial Market Share Price;

“Initial Target Return” means an amount equal to two (2) times the value of the Initial Invested Amount;

“Initial Threshold” has the meaning Clause 3.3;

“Initial True Up Notice” has the meaning Clause 3.3;

“Initial True Up Share Price” means the higher of (a) the Initial Market Share Price; and (b) the Minimum Share Price;

“Initial True Up Shares” means such number of Common Shares that is calculated by dividing the Initial Royalty Shortfall by the Initial True Up Share Price;

“Invested Amount” has the meaning set forth in Clause 2.1;

“Investor Parties” has the meaning given to that term in Clause 3.11;

“Investor Representative” means PTP, for and on behalf of the Investors;

“Investors’ Account” means such account(s) as designated by the Investor Representative to the Company in writing from time to time;

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case, whether or not, having the force of law;

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets;

“LumiraDx POC Platform” has the meaning set forth in recital (A);

“Minimum Share Price” means a price per Common Share of $7.25;

“Net Initial Strip Sales” means the total gross amount invoiced by the Company Group in respect of Sales or other dispositions of Test Strips for usage in the Initial New Instruments by the Company Group (or any permitted assignee or transferee hereunder), less the Net Sale Deductions;

“Net Sale Deductions” means the following deductions to the extent included in the gross amount invoiced in respect of Sales or other dispositions of Test Strips: (a) rebates, credits or allowances actually granted for damaged or defective products, returns or rejections of such Test Strips or recalls, or for retroactive price reductions and billing errors; (b) normal and customary trade, cash, quantity and other customary discounts, allowances and credits (including chargebacks) given to Third Parties in the ordinary course of business; (c) distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of such Test Strips, (d) rebates made with respect to Sales paid for by any governmental authority, their agencies and purchasers and reimbursers, managed health care organizations, or to trade customers; (e) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Test Strips; (f) any invoiced amounts that are not collected by the Company Group, including bad debts; and (g) any customary or similar payments to the foregoing (a) – (f) that apply to the Sale or disposition of analogous products;

“Net Strip Sales” means any Net Initial Strip Sales or Net Subsequent Strip Sales;

“Net Subsequent Strip Sales” means the total gross amount invoiced in respect of Sales or other dispositions of Test Strips for usage in the Subsequent New Instruments by the Company Group (or any permitted assignee or transferee hereunder), less the Net Sale Deductions;

“New Instruments” means LumiraDx POC Platform testing instruments;

“Okurowski Vehicle” has the meaning set out in recital (5);

“Other Instruments” has the meaning set forth in Clause 4.1;

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity;

“Placement Agent Agreement” means the Amended and Restated placement agent agreement entered into between USB and the Company dated 7 April 2022;

“Pre-Contractual Statement” has the meaning set forth in Clause 16.2(b);

“PTP” has the meaning set forth in recital (4);

“Purpose” has the meaning set forth in Clause 8.1;

“Recipient” has the meaning set forth in Clause 8.1;

“Reporting Period” means the six month time period ending on a Semi-Annual End Date;

“Royalty Records” has the meaning set forth in Clause 4.3;

“Royalty Report” has the meaning set forth in Clause 4.2;

“Royalty Payment Date” means the date that is forty five (45) days after each Semi-Annual End Date (provided if any such date is not a Business Day, the Royalty Payment Date shall be the next following Business Day);

“Royalty Payments” means the Initial Royalty Payments and any Subsequent Royalty Payments;

“Royalty Rate” means twenty percent (20%);

“Sale” means, with regard to any New Instrument or Test Strip, any form of sale or reagent rental agreement, or any contractual commitment to sell, or any award under a tender or grant of the right, or any other agreement, to sell, other than in an Excluded Jurisdiction; and “Sales” or “Sold” shall be construed accordingly;

“SEC” means the Securities and Exchange Commission or any successor agency or authority thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Semi-Annual End Date” means each March 31, and September 30 of each year, commencing on the date agreed between the Company and the Investor Representative (provided if any such date is not a Business Day, the Semi-Annual End Date shall be the next following Business Day);

“Subsequent (1) New Instruments” has the meaning set forth in Clause 2.5;

“Subsequent (2) New Instruments” has the meaning set forth in Clause 2.5;

“Subsequent Closing” means the occurrence of the actions set out in Clause 6.3 on each Subsequent Closing Date;

“Subsequent Closing Date” is the date set out in each Subsequent Investment Notice;

“Subsequent Closing Date (1)” has the meaning set forth in Clause 2.5;

“Subsequent Closing Date (2)” has the meaning set forth in Clause 2.5;

“Subsequent Invested Amount” has the meaning set out in Clause 2.1(b);

“Subsequent Investment Notice” has the meaning set out in Clause 2.2;

“Subsequent Market Share Price” means the simple average of the Daily VWAP for the twenty (20) VWAP Trading Days immediately following the applicable Subsequent Royalty Expiry Date;

“Subsequent New Instruments” means the number of New Instruments to be Allocated with any Subsequent Invested Amount for the purposes of this Agreement;

“Subsequent Royalty Expiry Date” means the date that falls three (3) years after the relevant Subsequent Closing Date with respect to the funding of the relevant batch of Subsequent New Instruments; such that the “Subsequent Royalty Expiry Date” for the Subsequent Royalty Payments relating to Subsequent (1) New Instruments shall be three (3) years after Subsequent Closing Date (1) and the Subsequent Royalty Expiry Date for Subsequent Royalty Payments relating to the Subsequent (2) New Instruments shall be three (3) years after Subsequent Closing Date (2) and so on for each Subsequent Closing Date;

“Subsequent Royalty Payment” has the meaning set forth in Clause 3.6(b);

“Subsequent Royalty Shortfall” means in the event that the Subsequent Target Return is not achieved, the difference in US Dollars between the Subsequent Target Return and the Total Subsequent Royalty Payments relating to such Subsequent Invested Amount;

“Subsequent Share Price Difference” means an amount equal to the Minimum Share Price minus the Subsequent Market Share Price;

“Subsequent Target Return” means an amount equal to two (2) times the value of the relevant Subsequent Invested Amount;

“Subsequent Threshold” has the meaning set out in Clause 3.8;

“Subsequent True Up Notice” has the meaning set out in Clause 3.8;

“Subsequent True Up Share Price” means the higher of (a) the Subsequent Market Share Price; and (b) the Minimum Share Price;

“Subsequent True Up Shares” means such number of Common Shares that is calculated by dividing the Subsequent Royalty Shortfall by the Subsequent True Up Share Price;

“Subsidiary” and “Subsidiary Undertaking” shall have the meaning ascribed to them in the Companies Act 2006;

“Tax” means all forms of taxation whether of the United Kingdom, United States or elsewhere and whether direct or indirect and whether levied by reference to actual, deemed, gross or net income, profits, gains, net wealth, asset values, turnover, added value, receipt, payment, sale, use, occupation, franchise or values or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all related penalties, charges, surcharges, fines and interest relating thereto;

“Test Strips” means the LumiraDx microfluidic test strips designed for use in the LumiraDx POC Platform;

“Third Party” means any Person other than (a) the Company, (b) the Investors or (c) an Affiliate of either the Company or the Investors (as applicable);

“Total Initial Royalty Payments” means, by the Initial Royalty Expiry Date, the total amount of Initial Royalty Payments paid by the Company to the Investors under the terms of this Agreement;

“Total Invested Amount” has the meaning set out in Clause 2.1(b);

“Total Subsequent Royalty Payments” means, by the relevant Subsequent Royalty Expiry Date, the total amount of relevant Subsequent Royalty Payments paid by the Company to the Investors under the terms of this Agreement;

“True Up Shares” means the Initial True Up Shares and any Subsequent True Up Shares;

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“Umphrey Vehicle” has the meaning set out in recital (4);

“U.S.” or “United States” means the United States of America, its 50 states, each territory and possession thereof and the District of Columbia;

“USB” means U.S. Boston Capital Corporation;

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Shares are then listed, or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate during the regular trading session, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date; and

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

1.2	References to “Clauses” are to the clauses of this Agreement.

1.3	References to the “Schedules” are to the schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.4

Where any capitalised term is defined within a particular Clause in the body of this Agreement or in a Schedule, that term shall bear the meaning ascribed to it in that Clause or Schedule wherever it is used in this Agreement.

Interpretation

1.5	The table of contents and headings to Clauses and Schedules and are included for ease of reference only, and are not to affect the interpretation of this Agreement.

1.6	In this Agreement, unless expressly stated otherwise:

(a)	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(c)	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

(d)	a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as it is in force at the date of this Agreement;

(e)

any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(f)	references to the time of day are to London time unless otherwise specified;

(g)

a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by fax or email but excluding any other form of electronic or digital communication;

(h)

any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1169 of the Companies Act 2006 and any reference to a “parent company” or a “subsidiary undertaking” means respectively a “parent company” or “subsidiary undertaking” as defined in sections 1162 and 1173(1) of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;

(i)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010; and

(j)

any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2.	PAYMENT OF THE INVESTED AMOUNT

2.1	On and subject to the terms of this Agreement, the Investors shall pay (or cause to be paid) to the Company, or the Company’s designee, the following:

(a)

on the Initial Closing Date, twenty six million and one hundred thousand US Dollars ($26,100,000), in aggregate, (the “Initial Invested Amount”), in immediately available funds by wire transfer to the Company Account. Each Investor shall contribute the amount of the Initial Invested Amount set out in column (A) of Schedule 1 of this Agreement; and

(b)

on any Subsequent Closing Date, subject to the satisfaction of the conditions set forth in Clauses 2.2 and 2.4, such further amounts (each a “Subsequent Invested Amount”), being in minimum tranches of ten million US Dollars ($10,000,000) (or such lower minimum amount as agreed to by the Company and the Investor Representative), up to a maximum amount (which shall include, for the avoidance of doubt, the Initial Invested Amount) of fifty million US Dollars ($50,000,000) or such higher amount as agreed to by the Company and the Investor Representative (the “Total Invested Amount”), in immediately available funds by wire transfer to the Company Account.

For the purposes of this Agreement, the term “Invested Amount” shall be deemed to include all amounts paid by the Investors to the Company from time to time under this Agreement and shall include the Initial Invested Amount paid to the Company on the Initial Closing Date and any Subsequent Invested Amounts paid to the Company on a Subsequent Closing Date.

2.2

In advance of the Investors paying a Subsequent Invested Amount to the Company on a Subsequent Closing Date, the Investor Representative (for and on behalf of the Investors) shall serve a notice (a “Subsequent Investment Notice”) on the Company at least seven (7) Business Days prior to the proposed Subsequent Closing Date (or on such shorter notice period as agreed to between the Company and the Investor Representative). If the proposed Subsequent Closing Date is on or prior to 30 June 2022 (or such other date as may be agreed by the Company and the Investor Representative), then the Company shall be obliged to accept the Subsequent Invested Amount.

2.3

If, however, the Subsequent Closing Date is on or after 1 July 2022, the Company shall within three (3) Business Days of its receipt of the Subsequent Investment Notice confirm in writing to the Investor Representative that it either:

(a)	accepts the Subsequent Invested Amount and accordingly the Parties shall proceed to a Subsequent Closing on the proposed Subsequent Closing Date; or

(b)

does not accept the Subsequent Invested Amount and accordingly the Parties shall not proceed to a Subsequent Closing on the proposed Subsequent Closing Date. The Company shall be deemed to have not accepted the Subsequent Invested Amount if it fails to respond to a Subsequent Investment Notice within the three (3) Business Day period.

2.4	The Subsequent Investment Notice:

(a)

must specify the proposed Subsequent Closing Date (which shall be a date that falls no earlier than seven (7) Business Days after the date of the Subsequent Investment Notice or such other date as agreed to between the Company and the Investor Representative);

(b)

must specify the amount of the Subsequent Invested Amount to be paid by each of the Investors to the Company on the proposed Subsequent Closing Date and accordingly the proportion of the Subsequent Royalty Payment that each Focus Fund is entitled to. Each Subsequent Invested Amount must be at least ten million US Dollars ($10,000,000) (unless the Company and the Investor Representative agree to a lower amount);

(c)	shall be signed by an authorised representative of the Investor Representative;

(d)	shall not be capable of being withdrawn once given by the Investor Representative; and

(e)	shall be in the form set out in Schedule 2 to this Agreement.

2.5

The Company shall confirm to the Investor Representative in writing the number of Subsequent New Instruments to be Allocated with each Subsequent Invested Amount on or prior to the relevant Subsequent Closing Date. The batch of Subsequent New Instruments Allocated following the first Subsequent Closing Date (“Subsequent Closing Date (1)”) shall be referred to as the “Subsequent (1) New Instruments” and the batch of Subsequent New Instruments Allocated following the second Subsequent Closing Date (“Subsequent Closing Date (2)”) shall be referred to as the “Subsequent (2) New Instruments” and so on for each Subsequent Closing.

2.6

The Parties agree that each batch of New Instruments Allocated in accordance with this Agreement shall be separately categorized and recorded by the Company for the purposes of the calculation and payment of the relevant Royalty Payment pursuant to Clause 3 below. Such categorization shall be the sole responsibility of the Company. The New Instruments Allocated with the Initial Invested Amount are referred to herein as the Initial New Instruments and the New Instruments Allocated with each Subsequent Invested Amount are referred to herein as the Subsequent New Instruments. For purposes of this Agreement, a LumiraDx POC Platform testing instrument is “Allocated” with a particular Invested Amount if it is Sold during the period commencing upon the Initial Closing or Subsequent Closing (as applicable) to such Invested Amount and ending when the number of LumiraDx POC Platform testing instruments Sold equals (i) such Invested Amount divided by (ii) two thousand five hundred U.S. dollars ($2,500).

3.	ROYALTY PAYMENT

Initial Royalty Payment

3.1

In consideration of the Investors paying the Initial Invested Amount to the Company in accordance with Clause 2.1(a) above, the Parties agree that until the Initial Royalty Expiry Date or, to the extent Clause 3.5(a) applies, the Extended Initial Royalty Expiry Date, the Company shall pay to the Investors on each Royalty Payment Date an amount equal, in aggregate, to the product of:

(a)	the Royalty Rate; and

(b)	the Net Initial Strip Sales for the relevant Reporting Period,

(the “Initial Royalty Payment”). Each Investor shall be entitled to such proportion of the Initial Royalty Payment as is set out in column (B) of Schedule 1 of this Agreement.

3.2

Each Initial Royalty Payment shall be paid by the Company to the Investors in immediately available funds by wire transfer to the Investors’ Account and receipt of the amount due into the relevant account shall constitute an effective discharge of the relevant payment obligation.

3.3

If by the Initial Royalty Expiry Date the Investors have not received, in aggregate, Initial Royalty Payments equal to or in excess of the Initial Target Return (the “Initial Threshold”), the Company shall send a notice (“Initial True Up Notice”) to the Investors within forty (40) days of the Initial Royalty Expiry Date confirming that:

(a)	the Initial Threshold has not been achieved;

(b)	the Company shall either:

(i)	issue the Initial True Up Shares pursuant to Clause 3.4(a) below; or

(ii)	pay the Initial Royalty Shortfall in cash pursuant to Clause 3.4(b) below; and

(c)	to the extent the Company elects to issue the Initial True Up Shares:

(i)	the number of Initial True Up Shares that each Investor is entitled to; and

(ii)

the issue price of the Initial True Up Shares and whether such Initial True Up Shares shall be issued at the Initial Market Share Price or the Minimum Share Price (whichever is higher) or if they are the same, at the Initial Market Share Price, and the Parties hereby agree that the decision to proceed on the basis of Clause 3.3(b)(i) or Clause 3.3(b)(ii) shall be made by the Company in its sole discretion.

3.4	As soon as reasonably practicable following the date of the Initial True Up Notice, the Company shall:

(a)

to the extent the Company has elected to issue the Initial True Up Shares pursuant to Clause 3.3(b)(i) above, allot and issue, credited as fully paid, the Initial True Up Shares to the Investors in the proportions set out in the column (C) of Schedule 1 of this Agreement. Any Initial True Up Shares issued to the Investors shall rank equally in all respects with the other then existing Common Shares on and from the date of allotment and such Initial True Up Shares shall be entitled to all dividends and other distributions attaching to the Common Shares which are declared and payable after the date of allotment of such Initial True Up Shares and the Initial True Up Shares shall be subject to the rights and obligations set forth in the Articles of Association; or

(b)

to the extent the Company has elected to settle the Initial Royalty Shortfall in cash pursuant to Clause 3.3(b)(ii) above, pay an amount equal to the Initial Royalty Shortfall in cash to the Investors in the proportions set out in the column (C) of Schedule 1 of this Agreement.

3.5	The Parties agree and acknowledge that to the extent:

(a)

the Initial True Up Shares are issued at the Minimum Share Price, the Parties agree that the period that the Company is required to pay the Initial Royalty Payments to the Investors under Clause 3.1 shall be extended until such date that the Investors receive, in aggregate, an amount equal to the Additional Royalty Shortfall (the “Extended Initial Royalty Expiry Date”). Once the Investors receive Initial Royalty Payments up to an amount equal, in aggregate, to the Additional Royalty Shortfall, the Company shall then have no further obligation to pay the Initial Royalty Payment and the Investors will not be entitled to any additional payments with respect to the Initial New Instruments; or

(b)

the Initial True Up Shares are issued at the Initial Market Share Price or the Initial Threshold is achieved or the Initial Royalty Shortfall is paid in cash in accordance with Clause 3.4(b), the Company shall have no further obligation to pay the Initial Royalty Payment and the Investors will not be entitled to any additional payments with respect to the Initial New Instruments.

Subsequent Royalty Payment

3.6	In consideration of the Investors paying a Subsequent Invested Amount to the Company in accordance with Clause 2.1(b) above, the Parties agree that until the applicable Subsequent

Royalty Expiry Date or, to the extent Clause 3.10(a) applies, the applicable Extended Subsequent Royalty Expiry Date, the Company shall pay to the Investors on each Royalty Payment Date an amount equal, in aggregate, to the product of:

(a)	the Royalty Rate; and

(b)	the Net Subsequent Strip Sales for the relevant Reporting Period (the “Subsequent Royalty Payment”),

separately calculated for each batch of Subsequent New Instruments (i.e. a Subsequent Royalty Payment will be payable in respect of Subsequent (1) New Instruments and a separate Subsequent Royalty Payment shall be payable in respect of Subsequent (2) New Instruments and so on).

3.7

Each Subsequent Royalty Payment shall be paid by the Company to the Investors in immediately available funds by wire transfer to the Investors’ Account and receipt of the amount due into the relevant account shall constitute an effective discharge of the relevant payment obligation.

3.8

If by the applicable Subsequent Royalty Expiry Date the Investors have not received, in aggregate, Subsequent Royalty Payments equal to or in excess of the Subsequent Target Return for that particular batch of Subsequent New Instruments (the “Subsequent Threshold”) the Company shall send a notice (the “Subsequent True Up Notice”) to the Investors within forty (40) days of the applicable Subsequent Royalty Expiry Date confirming that:

(a)	the Subsequent Threshold has not been achieved;

(b)	the Company shall either:

(i)	issue the Subsequent True Up Shares pursuant to Clause 3.9(a) below; or

(ii)	pay the applicable Subsequent Royalty Shortfall in cash pursuant to Clause 3.9(b) below; and

(c)	to the extent the Company elects to issue the Subsequent True Up Shares:

(i)	the number of the Subsequent True Up Shares that each Investor is entitled to; and

(ii)

the issue price of the Subsequent True Up Shares and whether such Subsequent True Up Shares will be issued at the Subsequent Market Share Price or the Minimum Share Price (whichever is higher) or if they are the same, at the Subsequent Market Share Price, and the Parties hereby agree that the decision to proceed on the basis of Clause 3.8(b)(i) or Clause 3.8(b)(ii) shall be made by the Company in its sole discretion.

3.9	As soon as reasonably practicable following the date of the Subsequent True Up Notice, the Company shall:

(a)

to the extent the Company has elected to issue the Subsequent True Up Shares pursuant to Clause 3.8(b)(i) above, allot and issue, credited as fully paid, the Subsequent True Up Shares to the Investors pro rata to the amount of the Subsequent Invested Amount paid by each of the Investors. Any Subsequent True Up Shares issued to the Investors shall rank equally in all respects with the other then existing Common Shares on and from the date of allotment and such Subsequent True Up Shares shall be entitled to all dividends and other distributions attaching to the Common Shares which are declared and payable after the date of allotment of such Subsequent True Up Shares and the Subsequent True Up Shares shall be subject to the rights and obligations set forth in the Articles of Association; or

(b)

to extent the Company has elected to settle the applicable Subsequent Royalty Shortfall in cash pursuant to Clause 3.8(b)(ii) above, pay an amount equal to the applicable Subsequent Royalty Shortfall in cash to the Investors in the proportions set out in the column (C) of the relevant Subsequent Investment Notice.

3.10	The Parties agree and acknowledge that to the extent:

(a)

the Subsequent True Up Shares are issued at the Minimum Share Price, the Parties agree that the period that the Company is required to pay the applicable Subsequent Royalty Payments to the Investors under Clause 3.6 of this Agreement shall be extended until such date that the Investors receive, in aggregate, an amount equal to the Additional Royalty Shortfall (the “Extended Subsequent Royalty Expiry Date”). Once the Investors receive Subsequent Royalty Payments up to an amount equal to, in aggregate, the Additional Royalty Shortfall, the Company shall then have no further obligation to pay the applicable Subsequent Royalty Payment and the Investors will not be entitled to any additional payments with respect to such Subsequent New Instruments; or

(b)

the Subsequent True Up Shares are issued at the Subsequent Market Share Price or the Subsequent Threshold is achieved or the applicable Subsequent Royalty Shortfall is paid in cash in accordance with Clause 3.9(b), the Company shall have no further obligation to pay the applicable Subsequent Royalty Payment and the Investors will not be entitled to any additional payments with respect to that particular batch of Subsequent Test Instruments.

Not Indebtedness; Unsecured; No Partnership; No Transfer

3.11

The Parties hereby confirm and agree that notwithstanding the terms of this Agreement the obligations under this Agreement including but not limited to the obligation to pay the Royalty Payments and the obligation to issue any True Up Shares are and will be unsecured and shall not in any circumstances constitute Indebtedness of the Company. The Parties hereby confirm and agree that notwithstanding the terms of this Agreement, the Investors, the Investor Representative, each of their respective Affiliates and, to the extent applicable, each of the investors in the Investors (collectively the “Investor Parties”) shall have no recourse to the New Test Instruments, any Test Strips or any other asset of the Company Group and the arrangements contemplated herein shall not constitute a Lien on, or sale, transfer or other disposal of, the New Instruments, the Test Strips or any other asset of the Company Group in favour of or to any of the Investor Parties. Furthermore without prejudice to the generality of the foregoing, the Parties hereby confirm and agree that notwithstanding the terms of this Agreement, the Investor Parties shall not, by virtue of funding the Invested Amount or by virtue of any other provision set out in this Agreement or in any other contract, arrangement or agreement between the Parties, purchase, acquire or accept any of the New Instruments, including assets or contractual rights of the Company Group related thereto, or any other assets or contractual rights of the Company Group, other than its rights with respect to the Royalty Payments and rights to receive the True Up Shares. In addition, the Parties hereby confirm and agree that this Agreement shall not be interpreted or construed to create an association, joint venture, agency relationship, or partnership among the Parties for any purpose (including for tax purposes) or to impose any partnership obligation or partnership liability upon any Party. The Investors and the Investor Representative hereby undertake that they shall not (and undertake to ensure that the other Investor Parties shall not) challenge, or support any other Person in challenging, the confirmations and agreements set out in this Clause 3.11 or otherwise take or cause to be taken any action the purpose or intent of which is, or could be, to contradict, in any manner, the terms of this Clause 3.11.

General

3.12	No Royalty Payment shall accrue interest and no Royalty Payment shall be paid until the applicable Royalty Payment Date.

3.13

On any Royalty Payment Date, the Company shall have the right to, at its option, fund all of the Royalty Payments that are due and payable in one (1) aggregate payment to the relevant Investor (including the Initial Royalty Payment and any Subsequent Royalty Payment that is due and payable) and such payment by the Company shall be in full and final discharge of the relevant payment obligations.

3.14	All payments made by a Party hereunder shall be made by deposit of U.S. Dollars by wire transfer in immediately available funds into the applicable account.

3.15	The rate of exchange for any Net Strip Sales denominated in a currency other than US Dollars shall be the exchange rate at which the Company converted such currency into US Dollars.

4.	REPORTS

Tracking

4.1	Following the payment of any Invested Amount, the Company shall separately track, record and log:

(a)

the Sale by the Company Group of the New Instruments as opposed to all other LumiraDx POC Platform testing instruments of the Company Group which are not Allocated pursuant to the terms of this Agreement (the “Other Instruments”) and, for the avoidance of doubt, the term Other Instruments shall include any LumiraDx POC Platform testing instruments manufactured and/or allocated in connection with any arrangement entered into by a member of the Company Group with the Bill and Melinda Gates Foundation;

(b)	the Net Strip Sales as opposed to the Sale by the Company Group of all other Test Strips for usage in the Other Instruments;

(c)	the Sale of: (i) the Initial New Instruments; and (ii) each batch of Subsequent New Instruments; and

(d)	the: (i) Net Initial Strip Sales; and (ii) each applicable Net Subsequent Strip Sales.

Reports and Records Retention

4.2	On each Royalty Payment Date, the Company shall deliver to the Investor Representative a written report (the “Royalty Report”) setting out:

(a)	the amount of Net Initial Strip Sales during the applicable Reporting Period;

(b)	the amount of Net Subsequent Strip Sales during the applicable Reporting Period for each applicable batch of Subsequent New Instruments;

(c)

an itemized calculation of the amount of the Royalty Payments due in respect of the applicable Reporting Period, showing on a standalone basis the amount of the Initial Royalty Payment and each Subsequent Royalty Payment;

(d)	the aggregate Initial Royalty Payments paid up to the date of the Royalty Report; and

(e)	the aggregate Subsequent Royalty Payments paid up to the date of the Royalty Report.

4.3

The Company shall keep (and shall ensure that each member of the Company Group shall keep) complete, true and accurate books of account and records showing the derivation of all amounts payable to the Investors in connection with this Agreement (the “Royalty Records”). The Royalty Records shall be preserved for a period of not less than 18 months after the final Royalty Payment is paid to the Investors under this Agreement.

4.4

The Company will permit the Investor Representative, upon the Investor Representative providing reasonable prior written notice, to inspect (at a reasonable time and location) the Royalty Records for the sole purpose of confirming whether the Royalty Payments paid to the Investors are correct.

4.5

The Investor Representative shall be entitled to a semi-annual update call to discuss (i) the Royalty Report, (ii) the contents of the Royalty Records; (iii) the progress of sales and product marketing efforts made by the Company in relation to the New Instruments; or (iv) such other matters that the Investor Representative in good faith deems appropriate.

5.	AUDIT

5.1

Upon the written request of the Investor Representative, and not more than once in each calendar year, the Company shall permit an independent certified public accounting firm of national prominence selected by the Investor Representative, and reasonably acceptable to the Company (the “Independent Accountant”), to have access to and to review, during normal business hours and upon not less than sixty (60) days’ prior written notice, the Royalty Records as may reasonably be necessary to verify the accuracy and timeliness of the reports and payments (including calculation and payment of any Royalty Payment) made by the Company under this Agreement, provided that no such audit shall be conducted in the calendar months of January, February, April, July or October. The Independent Accountant shall be permitted to prepare and disclose to the Investor Representative a written report stating only whether the Royalty Payments paid to the Investors hereunder and the reports provided by the Company relating to such Royalty Payments required hereunder are correct or incorrect and the specific details concerning any discrepancies. Subject to Clause 5.2 below, the fees and expenses of the Independent Accountant shall be borne entirely by the Investors.

5.2

If the Independent Accountant reasonably concludes that any Royalty Payments were owed and were not paid when due during such period pursuant to the provisions of this Agreement, the Company shall pay any late or unpaid Royalty Payments within sixty (60) days after the date the Investor Representative delivers to the Company a notice including the Independent Accountant’s written report and requesting such payment. If the amount of the underpayment is greater than the lesser of (i) ten percent (10%) of the total amount actually owed for the period audited or (ii) one million dollars ($1,000,000), then the Company shall in addition reimburse the Investor Representative for all reasonable costs and fees of the Independent Accountant related to such audit. In the event of overpayment, any amount of such overpayment shall be creditable against the Royalty Payments payable for the immediately succeeding Reporting Period.

5.3	The Investor Representative and each Investor shall:

(a)	treat all information that it receives under this Clause 5 in accordance with the provisions of Clause 8; and

(b)

cause the Independent Accountant to enter into a reasonably acceptable confidentiality agreement with the Company obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for the Investor Representative to enforce its rights under this Agreement.

5.4	All rights to an audit under this Clause 5 shall terminate one (1) year after the final Royalty Payment is paid to the Investors under this Agreement.

6.	CLOSING

6.1

The Initial Closing and any Subsequent Closing shall take place electronically by the electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of any conditions set forth herein.

6.2	At the Initial Closing:

(a)	the Company shall:

(i)	deliver or cause to be delivered to the Investor Representative the following:

(A)	a counterpart of this Agreement signed by the Company;

(B)

a copy of the minutes of a duly held meeting of the directors of the Company authorising the execution of this Agreement and each of the other documents to which it is required to enter into pursuant to this Agreement; and

(C)	confirmation of how many New Instruments it is estimated will be Allocated from the proceeds of the Initial Invested Amount.

(b)	the Investor Representative (for and on behalf of each Investor) shall:

(i)	deliver or cause to be delivered to the Company a counterpart of this Agreement signed by each of the Investors; and

(ii)	pay, or cause to be paid, the Initial Invested Amount to the Company Account in accordance with Clause 2.1(a).

6.3	At each Subsequent Closing:

(a)	the Company shall:

(i)	deliver or cause to be delivered to the Investor Representative:

(A)	confirmation of how many New Instruments it is estimated will be Allocated from the proceeds of the respective Subsequent Invested Amount; and

(B)	such other deliverables as agreed between the Parties for each respective Subsequent Closing.

(b)	the Investor Representative (for and on behalf of each Focus Fund) shall:

(i)	pay the respective Subsequent Invested Amount to the Company Account; and

(ii)	deliver or cause to be delivered to the Company such other deliverables as agreed between the Parties for each respective Subsequent Closing.

7.	WARRANTIES

7.1	The Company warrants to each of the Investors that as at the Initial Closing Date, on each Subsequent Closing Date and on any date that an Investor is issued True Up Shares that:

(a)	It is duly incorporated and validly existing under the laws of the Cayman Islands;

(b)

This Agreement and any other document to be executed by the Company in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms;

(c)

The execution and delivery of, and the performance of obligations under and compliance with, the provisions of this Agreement by the Company will not result in violation of any provision of the Articles of Association or any other constitutional document of the Company;

(d)

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Company, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company; and

(e)

The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2021, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents are referred to herein as the “Company SEC Reports”. The Company SEC Reports (i) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not materially misleading; and

(f)

Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (ii) fairly presented the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its subsidiaries. Any unaudited interim financial statements were prepared on a basis consistent with the preparation of previous unaudited interim financial statements.

7.2	Each of the Investors severally warrants to the Company that as at the Initial Closing Date, on each Subsequent Closing Date and on any date that an Investor is issued True Up Shares that:

(a)

To the extent the Investor is a firm, corporation, limited liability company, partnership or any other legal entity (“Entity”), it is duly incorporated and validly existing under the laws of the jurisdiction in which such Investor was incorporated, as well as duly qualified to conduct the business to be conducted at the Initial Closing Date, on each Subsequent Closing Date or on such date such Investor is issued True Up Shares (as applicable) and it has the requisite power and authority to enter into and perform this Agreement;

(b)	Such Investor has the necessary funds to enter into and perform the obligations under this Agreement;

(c)

This Agreement and any other document to be executed by it in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of such Investor enforceable in accordance with their respective terms;

(d)	The execution and delivery of, and the performance of obligations under and compliance with, the provisions of this Agreement by such Investor will not result in:

(i)	to the extent the Investor is an Entity, a violation of any provision of the constitutional documents of such Investor; or

(ii)	a breach of or a default under any agreement, arrangement or instrument to which such Investor is a party;

(e)

No consent, authorisation, licence or approval of or notice to, where applicable, such Investor’s members or any governmental, administrative, judicial, regulatory body, authority or organisation is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by such Investor of its obligations under this Agreement;

(f)	To the extent the Investor:

(i)

is an Entity, no order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of such Investor or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to such Investor, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of such Investor; or

(ii)	is an individual, such Investor has not been declared bankrupt or had a bankruptcy petition presented against him or been subject to any event analogous to the foregoing in any jurisdiction.

7.3

Each Investor further warrants (on a several basis) that on any date that an Investor is issued True Up Shares such Investor and, to the extent applicable, any underlying unitholder of such Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and/or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and/or a “qualified purchaser” within the meaning of Section 2(a)(51) under the Investment Company Act of 1940.

8.	CONFIDENTIALITY

8.1

During the term of this Agreement and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”). The Party receiving such Confidential Information (the “Recipient”) agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which must not be less than a reasonable standard of care. Notwithstanding the foregoing, the Recipient may permit access to the disclosing Party’s Confidential Information to those of its employees or authorized representatives having a need to know such information for the Purpose and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Each Party shall be responsible for the breach of this Agreement by its employees or authorized representatives. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.

Exceptions

8.2	The obligations of confidentiality and non-use set forth in Clause 8.1 shall not apply to any portion of Confidential Information that:

(a)	the Recipient or its Affiliates can demonstrate was:

(i)

known to the general public at the time of its disclosure to the Recipient or its Affiliates, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient, its Affiliates, or anyone to whom the Recipient or its Affiliates disclosed such Confidential Information of the disclosing Party;

(ii)	known by the Recipient or its Affiliates prior to the date of disclosure by the disclosing Party;

(iii)

disclosed to the Recipient or its Affiliates on an unrestricted basis from a source unrelated to the disclosing Party and not known by the Recipient or its Affiliates to be under a duty of confidentiality to the disclosing Party; or

(iv)	independently developed by the Recipient or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development; or

(b)	is permitted to be disclosed pursuant to Clause 8.3 below.

Permitted Disclosures

8.3	The obligations of confidentiality and non-use set forth in Clause 8.1 shall not apply to the extent that the receiving Party or its Affiliates:

(a)	is required to disclose Confidential Information pursuant to:

(i)	an order of a court of competent jurisdiction;

(ii)	Applicable Laws;

(iii)	regulations or rules of the SEC or other securities exchange; or

(iv)	the exercise by each Party of its rights granted to it under this Agreement;

(b)

discloses such Confidential Information solely on a “need to know basis” to Affiliates, potential or actual acquirers, merger partners, licensees, permitted assignees, collaborators, subcontractors, investment bankers, investors, limited partners, partners, lenders, or other financial partners, and their respective directors, employees, contractors and agents;

(c)	provides a copy of this Agreement to the extent requested by an authorized representative of a U.S., U.K., Cayman or other foreign tax authority;

(d)	discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a governmental authority; or

(e)	in the case of certain Investors, discloses the terms of this Agreement and the Placement Agent Agreement to prospective investors in, or beneficial owners of, the Investors;

provided that, (A) such Third Party or, to the extent applicable, such prospective investor or beneficial owner (in the case of (e) above) agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Clause 8 (and the Company agrees that, as to subpart (e) above, the inclusion of a Confidentiality Notice in a Private Placement Memorandum provided to prospective investors in certain of the Investors in connection with this Agreement will satisfy the requirement set forth in this clause (A)) and (B) to the extent permitted by Applicable Law, the Recipient shall provide prior written notice thereof to the disclosing Party and provide the opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor (and the Company agrees that the requirements set forth in this Clause (B) have been satisfied as to the disclosure described in subpart (e) above).

Return of Confidential Information

8.4

Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement, or destroy such Confidential Information; provided, however, that each Party shall be entitled to retain one (1) copy of such Confidential Information as may be required by Applicable Law and neither Party shall be required to return, delete or destroy Confidential Information or any electronic files or any information prepared by such Party that have been backed-up or archived in the ordinary course of business consistent with past practice.

9.	ANNOUNCEMENTS

9.1

Except as required by Applicable Law (including disclosure requirements of the SEC, the Nasdaq Global Market or any other stock exchange on which securities issued by the Company are traded) or for statements that are materially consistent with all or any portion of a previously approved public disclosure, neither Party shall make any other public announcement or press release concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed. In the event of a required public announcement (other than disclosure about any Party’s financial condition, results of operations, liquidity, capital resources, contractual obligations or commitments, capital requirements or accounting policies, practices, standards or estimates), to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party (which in the case of the Investors, shall be the Investor Representative) with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text provided, however, for clarity, neither Party shall have any obligation to provide the other Party with a copy of such announcement or accept any comments on the proposed text of such announcement by such other Party.

9.2

The Parties shall coordinate in advance with each other if filing of this Agreement (including proposed redaction of certain provisions of this Agreement) is required under Applicable Law with the SEC or the Nasdaq Global Market or any other stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms of this Agreement proposed to be redacted, if any; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the Nasdaq Global Market or any other stock exchange or governmental authority, as the case may be. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the Nasdaq Global Market or any other stock exchange or governmental authority.

9.3

For clarity, once a public announcement or other disclosure is made by a Party in accordance with this Clause 9 then no further consent or compliance with this Clause 9 shall be required for any substantially similar disclosure thereafter.

10.	NOTICES

10.1

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)	delivered by post on the fifth (5th) Business Day after posting;

(b)	delivered by hand, on the day of delivery; and

(c)	if sent by electronic mail, as soon as the sender receives from the sender’s computer a report of an error free email transmission to the correct email address.

10.2	All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Clause 10:

If to the Investors:	c/o U.S. Boston Capital Corporation Attention: John D. McClellan, Jr. 55 Old Bedford Road, Lincoln, Massachusetts 01773 E-mail: jmcclellan@usboston.com

with a copy to:	Attention: Scott E. Pueschel Pierce Atwood LLP One New Hampshire Avenue, Suite 350, Portsmouth, New Hampshire 03801 E-mail: spueschel@pierceatwood.com

If to the Company:	Attention: Veronique Ameye
E-mail: veronique.ameye@lumiradx.com

with a copy to:	Attention: Ian Lopez Fried, Frank, Harris, Shriver & Jacobson (London) LLP 100 Bishopsgate, London, EC2N 4AG, United Kingdom
E-mail: ian.lopez@friedfrank.com

11.	FURTHER ASSURANCES

The Parties shall (at their own expense) promptly execute and deliver, or cause to be executed or delivered, all such documents and instruments, and do all such things (which shall include passing any shareholder resolutions that may be required), or cause to do all such things, as any other Party may from time to time reasonably require for the purpose of giving full effect to and the full benefit of the provisions of this Agreement.

12.	COSTS, EXPENSES AND TAXES

12.1

The Company agrees to pay the costs and expenses of the Investor Representative reasonably and properly incurred in connection with (a) the preparation, execution and delivery of this Agreement and the Placement Agent Agreement; and (b) the formation of and sale of interests in (and the preparation, execution and delivery of all documents necessary thereto) the Investors, including the fees and out-of-pocket expenses of Pierce Atwood LLP, counsel for certain of the Investors, up to $50,000 (the “Expenses”). On or immediately prior to the Initial Closing Date, the Investor Representative shall notify the Company in writing of the amount of the Expenses and the Company shall settle such Expenses within ten (10) Business Days of receipt of such notice.

12.2	Subject to Clause 12.1, each Party shall pay its own costs, fees and expenses in connection with the completion and performance of the transactions contemplated by this Agreement.

12.3

All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings, save only as may be required by law. If, at any time, any applicable law, regulation or regulatory requirement requires any Party to make any deduction or withholding from any sums payable under this Agreement, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the recipient of that payment receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

12.4

The Investors and, to the extent applicable, any investor in the Investors shall be responsible for the payment of any Taxes arising from the sums payable under this Agreement and to make any necessary Tax filings or submissions with respect to any the transactions provided for in this Agreement or the Placement Agent Agreement.

13.	ASSIGNMENT

13.1

No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that this Agreement and the benefits arising under it may be assigned in whole or in the part by the Company to a member of the Company Group (provided that if such assignee ceases to be a member of the Company Group, this Agreement and the benefits arising under it shall automatically transfer back to the Company immediately prior to such cessation).

13.2	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 13.1 is ineffective.

14.	VARIATION

This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision of this Agreement shall be binding on the Parties, unless it is made in writing.

15.	RIGHTS OF THIRD PARTIES

Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

16.	ENTIRE AGREEMENT

16.1

This Agreement constitutes the whole agreement between the Parties relating to the transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the transaction.

16.2	Each Party agrees and acknowledges that:

(a)	it is entering into this Agreement in reliance solely on the statements made or incorporated in them;

(b)

it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”);

(c)

except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(d)	the other Party is entering into this Agreement in reliance on the acknowledgements given in this Clause 16.2.

16.3	No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

16.4

It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.

16.5	This entire agreement clause does not limit or exclude any liability for fraud.

17.	REMEDIES

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

18.	WAIVER

18.1

Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

18.2	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

18.3	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

18.4

Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

19.	SEVERANCE

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

20.	COUNTERPARTS AND DUPLICATES

This Agreement may be executed in any number of counterparts, but shall not be effective until each Party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement.

21.	GOVERNING LAW AND JURISDICTION

21.1

This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of England and Wales.

21.2	The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)

determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England and Wales or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

(b)	grant interim remedies, or other provisional or protective relief.

21.3	The Parties submit to the exclusive jurisdiction of the courts of England and accordingly any proceedings may be brought against the Parties or any of their respective assets in such courts.

21.4

Each of the Parties acknowledges and agrees that damages may not be an adequate remedy for particular breaches of this Agreement and that each Party shall be entitled (without prejudice to its other rights and remedies) to the equitable remedies of injunction and specific performance

Service of process

21.5

Each of the Investors hereby irrevocably authorises and appoints Scott E. Pueschel of Pierce Atwood LLP, One New Hampshire Avenue, Suite 350, Portsmouth, New Hampshire 03801 USA to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.

21.6

The Company hereby irrevocably authorises and appoints LumiraDx UK Ltd, care of 100 More London Riverside, SE1 2AQ, London, UK to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.

This Agreement is entered into by the Parties on the date written at the beginning of this Agreement.

The Parties entered into this Agreement on the day and year first above written.

SIGNED for and on behalf of	)	/s/ Veronique Ameye

LUMIRADX LIMITED	)	Signature

by:	)	Veronique Ameye

Name

SIGNED for and on behalf of	)	/s/ John D. McClellan

USB FOCUS FUND LUMIRADX 2A, LLC	)	Signature

by:	)	John D. McClellan

Name

SIGNED for and on behalf of	)	/s/ John D. McClellan

USB FOCUS FUND LUMIRADX 2B, LLC	)	Signature

by:	)	John D. McClellan

Name

SIGNED for and on behalf of	)	/s/ Leon Okurowski

PACIFIC PREMIER TRUST CUSTODIAN	)	Signature

FBO LEON OKUROWSKI ROTH IRA	)	Leon Okurowski

by:		Name

SIGNED for and on behalf of	)	/s/ Willard Umphrey

PACIFIC PREMIER TRUST CUSTODIAN	)	Signature

FBO WILLARD L. UMPHREY ROTH IRA	)	Willard Umphrey

by:		Name

SIGNED for and on behalf of	)	/s/ John D. McClellan

PEAR TREE PARTNERS, L.P.	)	Signature

by:	)	John D. McClellan

Name